Exhibit 99.1

FOR IMMEDIATE RELEASE

UNITED INSURANCE HOLDINGS CORP. APPOINTS SHERRILL W. HUDSON TO ITS BOARD OF DIRECTORS

St. Petersburg, FL - May 30, 2013 - United Insurance Holdings Corp. (NASDAQ: UIHC) (UPC Insurance or the Company), a property and casualty insurance holding company, today announced that it has appointed Sherrill W. Hudson to the Company's Board of Directors. Mr. Hudson will also serve on the Board's audit committee. With this appointment, the Company's Board increases from six directors to seven.

Mr. Hudson presently serves as Chairman of the Board for TECO Energy (TECO), an energy-related holding company. Mr. Hudson served as TECO's Chief Executive Officer from July 2004 until August 2010. Prior to his employment with TECO, Mr. Hudson worked for Deloitte & Touche LLP (Deloitte), an audit, financial advisory, tax and consulting firm. Mr. Hudson spent 19 years as a managing partner for Deloitte's South Florida offices. In August 2002, Mr. Hudson retired from Deloitte after having worked for the firm for over 37 years.

Mr. Hudson also serves on the boards of Publix Super Markets, Lennar Corporation and Coconut Grove Bank.

Mr. Hudson is a member of the Florida Institute of Certified Public Accountants, which recognized him as the 2006 Outstanding CPA in Business and Industry. He received his bachelor's degree and graduated cum laude from Ashland University in Ashland, Ohio.

Greg Branch, Chairman of the UPC Insurance Board stated, “We are very pleased to welcome Sherrill to UPC Insurance's Board of Directors. His extensive knowledge and experience in finance as well as his proven leadership skills will be invaluable as we continue our growth. We look forward to working with him closely and are confident of the benefits he will bring to our team.”

About UPC Insurance

Founded in 1999, UPC Insurance is an insurance holding company that sources, writes and services residential property and casualty insurance policies using a network of independent agents and a group of wholly owned insurance subsidiaries. United Property & Casualty Insurance Company, the primary operating subsidiary of UPC Insurance, writes and services property and casualty insurance in Florida, Massachusetts, North Carolina, Rhode Island and South Carolina, and is licensed to write in New Hampshire, New Jersey and Texas. From its headquarters in St. Petersburg, UPC Insurance's team of dedicated professionals manages a completely integrated insurance company, including sales, underwriting, customer service and claims.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation, the success of the Company's marketing initiatives, inflation and other changes in economic conditions (including changes in interest rates and financial markets); the impact of new Federal and State regulations that affect the property and casualty insurance market;

the costs of reinsurance and the collectability of reinsurance, assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation, and health care; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company's Annual Report on Form 10-K for the year ended December 31, 2012. In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a major contingency. Reported results may therefore, appear to be volatile in certain accounting periods. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

CONTACT:	OR	INVESTOR RELATIONS:
United Insurance Holdings Corp.		The Equity Group
John Rohloff		Adam Prior
Director of Financial Reporting		Senior Vice-President
(727) 895-7737 / jrohloff@upcinsurance.com		(212) 836-9606 / aprior@equityny.com

Terry Downs
Associate
(212) 836-9615 / tdowns@equityny.com

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